Daniel S. Glaser President and Chief Executive Office Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036 212 345 4874 Fax 212 345 6676 dan.glaser@mmc.com www.mmc.com
February 22, 2021

Martine Ferland
Electronic delivery

Subject:    Terms of Employment

Dear Martine:

This first amendment to the Letter Agreement, dated January 16, 2019, between you and Marsh & McLennan Companies, Inc. (the “Letter Agreement”) revises the terms and conditions of your employment by Mercer Consulting Group, Inc. (“Mercer”) as its President and Chief Executive Officer. The Letter Agreement will continue to govern your employment except as specified below:

1.Your title is President and Chief Executive Officer, Mercer and Vice Chair, Marsh & McLennan.

2.Exhibit A to the Letter Agreement shall be deleted and replaced in its entirety with the attached Exhibit A.

The terms of this first amendment are effective as of January 20, 2021. Please acknowledge your agreement with the terms of the Letter Agreement, as amended by this first amendment, by signing and dating this and the enclosed copy and returning one to me.

Sincerely,

/s/ Daniel S. Glaser
Daniel S. Glaser
President and Chief Executive Officer
Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ Martine Ferland
(Signature)

April 7, 2021
(Date)

February 22, 2021
Martine Ferland

Exhibit A

Annual Base Salary	$850,000
Annual Target Bonus Opportunity	Bonus awards are discretionary. Target bonus of $1,900,000 commencing with the 2021 performance year (awarded in 2022). Actual bonus may range from 0% - 200% of target, based on achievement of individual performance objectives, Mercer’s performance and/or Marsh & McLennan Companies’ performance as Marsh & McLennan Companies may establish from time to time.
Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target award value of $2,300,000, commencing with the award made in 2021.